As filed with the Securities and Exchange Commission on September 25, 2006

Registration File No. 333-_________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

----------------

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THE SOUTH FINANCIAL GROUP, INC.

(Exact name of registrant as specified in its charter)

South Carolina	57-0824914
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

102 South Main Street

Greenville, South Carolina 29601

      (864) 255-7900 (telephone) (864) 235-6403 (facsimile)

(Address, including zip code, and telephone number, including area code,

of registrant’s principal executive offices)

William P. Crawford, Jr., Executive Vice President and General Counsel

The South Financial Group, Inc.

102 South Main Street

Greenville, South Carolina 29601

(864) 255-4777

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of sale to public: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to divided or interest reinvestment plans, please check the following box: ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class	Amount to	Offering Price	Aggregate	Amount of
of Securities to be Registered	be Registered	Per Security	Offering Price (1)	Registration Fee

Common Stock	250,000 shares	$ 26.08	$ 6,520,000.00	$ 697.64

(1)            Pursuant to Rule 457(h), the average of the high and low prices as reported by the Nasdaq Stock Market of $26.08 on September 19, 2006 is used for purposes of calculating the registration fee.

PROSPECTUS

COMMON STOCK

DIVIDEND REINVESTMENT PLAN

The South Financial Group:

•      We are a financial services holding company headquartered in Greenville, South Carolina, offering general banking services and financial products through our operating subsidiaries.

•      Our address and phone number are:
102 South Main Street
Greenville, South Carolina 29601
(864) 255-7900

The Plan:

•      1,500,000 shares are currently authorized for issuance under the Plan, of which approximately 1,175,764 have been issued since inception of the Plan.

•      Plan participants can purchase additional shares of our common stock with their cash dividends and optional cash payments.

•      The Plan Administrator is:

Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-368-5948
E-mail: info@rtco.com

Symbol and Market:

•      Our common stock is traded on The Nasdaq Stock Market under the trading symbol “TSFG”.

•      On September 21, 2006, the closing sales price of our common stock, as reported by Nasdaq, was $26.07.

Investing in the common stock involves risk. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 25, 2006.

WHERE YOU CAN FIND MORE INFORMATION

TSFG files annual, quarterly and periodic reports, proxy statements and other information with the SEC. You may inspect these documents without charge at the principal office of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and you may obtain copies of these documents from the SEC's Public Reference Room at its principal office. Information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The SEC maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC's web site is http://www.sec.gov. These SEC filings are also available to the public from commercial document retrieval.

TSFG has filed a registration statement on Form S-3 with the SEC relating to the offering of securities pursuant to this prospectus. The registration statement contains information not found in this prospectus. For further information, you should refer to the registration statement, which you can inspect and copy in the manner and at the sources described above. Any statements we make in this prospectus or that we incorporate by reference concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete and, in each instance, reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

Additional prospectuses or prospectus supplements may add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a later prospectus supplement. You should read this prospectus together with additional information described under the heading "Incorporation of Certain Documents by Reference."

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows TSFG to “incorporate by reference” the information it files with the SEC, which means that it can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that TSFG files later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. TSFG incorporates by reference the documents listed below and any future filings with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Act of 1934, as amended (the “Exchange Act”), until our offering is completed:

(1)	TSFG’s Annual Report on Form 10-K for the year ended December 31, 2005;
(2)	TSFG’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006;
(3)

TSFG’s Current Reports on Form 8-K and Form 8-K/A dated January 17, 2006, January 19, 2006, February 9, 2006, February 22, 2006, February 28, 2006, March 20, 2006, April 17, 2006, February 28, 2006, June 1, 2006, July 20, 2006 and July 20, 2006 (other than information furnished under Regulation FD in any of these filings);

(4)

TSFG’s registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 that contains descriptions of TSFG’s common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing, emailing, or telephoning TSFG at the following address or telephone number:

The South Financial Group, Inc.

102 South Main Street

Greenville, South Carolina 29601

Attn: Angie Bain

Telephone: (864) 239-6459

Email: angie.bain@thesouthgroup.com

FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement, and the information incorporated by reference in this prospectus contain certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) to assist in the understanding of anticipated future operating and financial performance, growth opportunities, growth rates, and other similar forecasts and statements of expectations. These forward looking statements may be identified by the use of such words as: “estimate”, “anticipate”, “expect”, “believe”, “intend”, “plan”, or words of similar meaning, or future or conditional verbs such as “may”, “intend”, “could”, “will”, or “should”. These forward-looking statements reflect current views, but are based on assumptions and are subject to risks, uncertainties, and other factors, which may cause actual results to differ materially from those in such statements. A variety of factors may affect the operations, performance, business strategy and results of TSFG including, but not limited to, the following:

•	risks from changes in economic, monetary policy, and industry conditions;
•	changes in interest rates, shape of the yield curve, deposit rates, the net interest margin, and funding sources;
•	market risk (including net interest income at risk analysis and economic value of equity risk analysis) and inflation;
•	risks inherent in making loans including repayment risks and changes in the value of collateral;
•	loan growth, the adequacy of the allowance for credit losses, provision for credit losses, and the assessment of problem loans (including loans acquired via acquisition);
•	level, composition, and repricing characteristics of the securities portfolio;
•	deposit growth, change in the mix or type of deposit products;
•	availability of wholesale funding;
•	fluctuations in consumer spending;
•	competition in the banking industry and demand for our products and services;
•	continued availability of senior management;
•	technological changes;
•	ability to increase market share;
•	income and expense projections, and ability to control expenses;
•	risks associated with income taxes, including the potential for adverse adjustments;
•

acquisitions, greater than expected deposit attrition or customer loss, inaccuracy of related cost savings estimates, inaccuracy of estimates of financial results, and unanticipated integration issues;

•	significant delay or inability to execute strategic initiatives designed to grow revenues;
•	changes in management’s assessment of and strategies for lines of business and asset categories;
•	changes in accounting policies and practices;
•	changes in the evaluation of the effectiveness of our hedging strategies;
•	changes in regulatory actions, including the potential for adverse adjustments;
•	changes, costs, and effects of litigation, and environmental remediation; and
•	recently enacted or proposed legislation.

Such forward looking statements speak only as of the date on which such statements are made and shall be deemed to be updated by any future filings made by TSFG with the Securities and Exchange Commission (“SEC”). We undertake no obligation to update any forward looking statement to reflect events or circumstances after the date on which such statement is made to reflect the occurrence of unanticipated events. In addition, certain statements in future filings by TSFG with the SEC, in press releases, and in oral and written statements made by or with the approval of TSFG, which are not statements of historical fact, constitute forward looking statements.

This prospectus also contains financial information determined by methods other than in accordance with Generally Accepted Accounting Principles (“GAAP”). TSFG’s management uses these non-GAAP measures to analyze TSFG’s performance. In particular, TSFG presents certain designated net interest income amounts on a tax-equivalent basis (in accordance with common industry practice). TSFG also presents certain tax-equivalent net interest margin comparisons including the net cash settlements on certain interest rate swaps for 2005. Management believes that these presentations of tax-equivalent net interest income aid in the comparability of net interest income arising from both taxable and tax-exempt sources over the periods presented. TSFG also presents loan and deposit growth, excluding loans/deposits acquired net of dispositions (referred to herein as “organic growth”). In discussing its deposits, TSFG presents “core deposits,” which are defined by TSFG as noninterest-bearing, interest-bearing checking, money market accounts, and savings accounts, and “customer deposits,” which are defined by TSFG as total deposits less brokered deposits. Wholesale borrowings include short-term and long-term borrowings and brokered deposits. These disclosures should not be viewed as a substitute for GAAP measures, and furthermore, TSFG’s non-GAAP measures may not necessarily be comparable to non-GAAP performance measures of other companies.

SUMMARY

The South Financial Group is a financial holding company, headquartered in Greenville, South Carolina, with $14.1 billion in total assets and 169 branch offices in South Carolina, Florida, and North Carolina at June 30, 2006. Founded in 1986, TSFG focuses on fast-growing banking markets in the Southeast and concentrates its growth in metropolitan statistical areas. TSFG operates primarily through two subsidiary banks:

•              Carolina First Bank, the largest South Carolina-headquartered commercial bank, operating in South Carolina and North Carolina, and on the Internet under the brand name, Bank CaroLine; and

•              Mercantile Bank, a Florida-headquartered bank, operating in Florida.

At June 30, 2006, approximately 48% of TSFG’s customer deposits (total deposits less brokered deposits) were in South Carolina, 39% were in Florida, and 13% were in North Carolina.

TSFG uses a super-community bank strategy, serving small and middle market businesses and retail customers. As a super-community bank, TSFG combines personalized customer service and local decision-making, typical of community banks, with a full range of financial services normally found at larger regional institutions. Our principal executive offices are located at: 102 S. Main Street, Greenville, South Carolina 29601, and our telephone number is 864-255-7900.

RISK FACTORS

TSFG is susceptible to certain risk factors that may affect its operations, as well as the market price of its common stock. Some of the specific risk factors include the following items.

TSFG has experienced significant growth in commercial real estate loans, which were 41.7% of total loans at December 31, 2005, compared to 40.0% and 36.0% at December 31, 2004 and 2003, respectively. This concentration is high relative to that of many banks, in particular banks in markets not experiencing strong population growth. Also, the majority of our loans finance properties located on the coast of South Carolina and Florida, regions susceptible to hurricanes. Hence, exposure to potential changes in real estate market conditions—due to changing economics or catastrophic weather—is relatively high. Risk management and quality control processes designed to manage exposure to these uncertainties are in place; however, a material decline in commercial real estate market conditions in one or more of TSFG’s markets could adversely impact the loan portfolios of those markets. (See Tables 3, 4, and 5 under “Balance Sheet Review” in TSFG’s Form 10-K for additional information on loan portfolio concentrations.)

TSFG has a lower level of core deposits and a higher level of wholesale funding, relative to its peer institutions. Over the past several years, TSFG has experienced significant growth in loans, particularly commercial and commercial real estate loans. Because its deposits have not grown at similar rates, TSFG has necessarily had to fund its loan growth with wholesale borrowings. During an environment when interest rates are rising and the related curve is flattening, this causes wholesale borrowing costs to increase disproportionately to loan yields. This results in less net interest income.

TSFG has experienced significant growth through acquisitions, which could, in some circumstances, adversely affect net income. TSFG has experienced significant growth in assets as a result of acquisitions. Moreover, TSFG anticipates engaging in selected acquisitions of financial institutions and assets in the future. There are risks associated with TSFG’s acquisition strategy that could adversely impact net income. These risks include, among others, incorrectly assessing the asset quality of a particular institution being acquired, encountering greater than anticipated costs of incorporating acquired businesses into TSFG and being unable to profitably deploy funds acquired in an acquisition. Furthermore, we can give no assurance about the extent that TSFG can continue to grow through acquisitions.

Any future acquisitions would be accounted for using the purchase method of accounting. Acquisitions accounted for by the purchase method of accounting may lower the capital ratios of the entities involved. Consequently, in the event that TSFG engages in significant acquisitions in the future, TSFG may be required to raise additional capital in order to maintain capital levels required by its regulators.

In the future, TSFG may issue capital stock in connection with additional acquisitions. These acquisitions and related issuances of stock may have a dilutive effect on earnings per share and ownership. TSFG does not currently have any definitive understandings or agreements for any acquisitions material to TSFG. However, as noted above, TSFG anticipates that it will continue to expand by acquisition in the future.

TSFG has various anti-takeover measures that could impede the takeover of TSFG. TSFG has various anti-takeover measures in place, some of which are listed below. Any one or more of these measures may impede the takeover of TSFG without the approval of TSFG’s board of directors and may prevent shareholders from taking part in a transaction in which shareholders could realize a premium over the current market price of TSFG common stock. The anti-takeover measures include various charter provisions providing for, among other things, a “staggered” board of directors and supermajority voting requirements in connection with the removal of directors without cause and certain business combinations involving TSFG.

TSFG has certain geographic concentrations. Substantially all of TSFG’s loans were to borrowers located in TSFG’s market areas in South Carolina, North Carolina, and Florida. Industry concentrations parallel the mix of economic activity in these markets, the most significant of which are the commercial real estate and tourism industries. Commercial construction and development loans represent the largest component of commercial real estate loan product types.

TSFG’s ability to maintain its historic performance will depend on the ability to expand the scope of its existing financial services to customers. TSFG competes, and will continue to compete, with well established banks, credit unions, insurance companies and other financial institutions, some of which have greater resources and lending limits than TSFG. Some of these competitors may also provide certain services that TSFG does not provide.

TSFG’s controls and procedures may fail or be circumvented. Controls and procedures are particularly important for financial institutions. Management regularly reviews and updates our internal controls, disclosure controls and procedures, and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

TSFG’s information systems may experience an interruption or breach in security. We rely heavily on communications and information systems to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. The occurrence of any failures, interruptions or security breaches of our information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

TSFG continually encounters technological change. The financial services industry is continually undergoing rapid technological change with frequent introductions of new technology-driven products and services. The effective use of technology increases efficiency and enables financial institutions to better serve customers and to reduce costs. Our future success depends, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands, as well as to create additional efficiencies in our operations. Our largest competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our customers. Failure to successfully keep pace with technological change affecting the financial services industry could have a material adverse impact on our business and, in turn, our financial condition and results of operations.

TSFG is subject to liquidity risk. Market conditions or other events could negatively affect the level or cost of liquidity, affecting our ongoing ability to accommodate liability maturities and deposit withdrawals, meet contractual obligations, and fund asset growth and new business transactions at a reasonable cost, in a timely manner and without adverse consequences. Any substantial, unexpected and/or prolonged change in the level or cost of liquidity could have a material adverse effect on our financial condition and results of operations. Additional information regarding liquidity risk is included in the section captioned “Liquidity”.

TSFG is subject to interest rate risk. Our earnings and cash flows are largely dependent upon our net interest income. Net interest income is the difference between interest income earned on interest-earning assets such as loans and securities and interest expense paid on interest-bearing liabilities such as deposits and borrowed funds, as well as the impact of certain derivative hedging instruments. Interest rates are highly sensitive to many factors that are beyond our control, including general economic conditions and policies of various governmental and regulatory agencies and, in particular, the Federal Reserve Board. Changes in monetary policy, including changes in interest rates, could influence not only the amount of interest we receive on loans and securities and the amount of interest we pay on deposits and borrowings, but such changes could also affect our ability to originate loans and obtain deposits as well as the fair value of our financial assets and liabilities. If the interest we pay on deposits and other borrowings increases at a faster rate than the interest we receive on loans and other investments, our net interest income, and therefore earnings, could be adversely affected. Earnings could also be adversely affected if the interest we receive on loans and other investments fall more quickly than the interest we pay on deposits and other borrowings. Additional information regarding interest rate risk is included in the section captioned “Enterprise Risk Management — Market Risk and Asset/Liability Management”.

TSFG has credit and market risk resulting from the use of derivatives. We use derivatives to manage our exposure to interest rate risk, to generate profits from trading and to assist our customers with their risk management objectives. Derivatives used for interest rate risk management include various interest rate swaps, options, and futures contracts. Options and futures contracts typically have indices that relate to the pricing of specific on-balance sheet instruments and forecasted transactions and may be more speculative in nature. By using derivative instruments, TSFG is exposed to credit and market risk. Derivative credit risk, which is the risk that a counterparty to a derivative instrument will fail to perform, is equal to the extent of the fair value gain in a derivative. Derivative credit risk is created when the fair value of a derivative contract is positive, since this generally indicates that the counterparty owes us. Market risk is the adverse effect on the value of a financial instrument from a change in interest rates or implied volatility of rates.

TSFG is exposed to credit risk in its lending activities. There are inherent risks associated with our lending and trading activities. Loans to individuals and business entities, our single largest asset group, depend for repayment on the willingness and ability of borrowers to perform as contracted. A material adverse change in the ability of a significant portion of our borrowers to meet their obligations to us, due to changes in economic conditions, interest rates, natural disasters, acts of war, or other causes over which we have no control, could adversely impact the ability of borrowers to repay outstanding loans or the value of the collateral securing these loans, and could have a material adverse impact on our earnings and financial condition. We also are subject to various laws and regulations that affect our lending activities. Failure to comply with applicable laws and regulations could subject us to regulatory enforcement action that could result in the assessment against us of civil money or other penalties.

DESCRIPTION OF THE PLAN

Purpose

1.	What is the purpose of the Plan?

The primary purpose of the Common Stock Dividend Reinvestment Plan (the “Plan”) is to provide holders of record of shares of the $1 par value Common Stock (“Common Stock”) of The South Financial Group, Inc. (the “Company”) the opportunity to invest cash dividends and optional cash payments in shares of Common Stock. Shares purchased under the Plan will be original issue shares and have the same rights with respect to dividends and voting as all shares of Common Stock. (See Questions 10, 12 and 13.) The Company anticipates utilizing the reinvested dividends and optional cash payments for its general corporate purpose, including investments in the Company’s subsidiaries.

Advantages

2.	What are the advantages of the Plan?

Participants in the Plan (“Participants”) may:

•

Automatically reinvest all or a portion of their Common Stock cash dividends, without payment of a service charge or brokerage commission, in Common Stock at 95% of the fair market value of the Common Stock.

•	Invest additional cash, up to $10,000 per month, without the payment of a service charge or brokerage commission, in additional shares of Common Stock. (See Questions 10, 12 and 13.)
•	Invest the full amount of all dividends and optional cash payments, since fractional share interests may be held under the Plan.

•	Avoid safekeeping and recordkeeping requirements and costs through the free custodial service and reporting provisions of the Plan.

Administration

3.	Who administers the Plan for Participants?

Registrar and Transfer Company (the “Administrator”) will administer the Plan, purchase and hold shares of Common Stock acquired from the Company under the Plan, keep records, send statements of account activity to Participants, and perform other duties related to the Plan. Participants may contact the Administrator by writing to:

The South Financial Group Dividend Reinvestment Plan

c/o Registrar and Transfer Company

10 Commerce Drive

Cranford, New Jersey 07016-3572

Participants may also contact the Administrator by telephoning toll free at 1-800-368-5948 or by e-mailing to info@rtco.com.

Participation

4.	Who is eligible to participate in the Plan?

All holders of record of shares of Common Stock are eligible to participate in the Plan; provided, however, if any Participants have the same social security or federal tax identification number, the maximum amount which all such Participants may invest as optional cash payments each month is limited to the maximum amount that one Participant may so voluntarily invest each month. (See Question 13.) In order to be able to participate in the Plan in their own names, beneficial owners of shares of Common Stock whose shares are registered in names other than their own must become holders of record by having their shares transferred into their own names. All nominees or brokers wishing to participate in the Plan should contact the Administrator toll free at 1-800-368-5948.

5.	How does an eligible shareholder become a Participant?

An eligible shareholder may join the Plan by signing an Authorization Card and returning it to the Administrator. Authorization Cards may be obtained at any time by written request to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572, by telephoning toll free at 1-800-368-5948 or by e-mailing to info@rtco.com.

6.	What are a shareholder’s participation options?

Participants may elect full reinvestment or partial reinvestment of cash dividends. If a shareholder chooses partial reinvestment, the shareholder must designate on the Authorization Card the number of whole shares for which he wishes to reinvest dividends. Dividends paid on all other shares registered in the Participant’s name will be paid in cash.

7.	When may an eligible shareholder join the Plan?

An eligible shareholder may join the Plan at any time. If an Authorization Card is received by the Administrator on or before the record date established for payment of a particular dividend, reinvestment of dividends under the Plan will commence with that dividend. If an Authorization Card is received after the record date established for a particular dividend, the reinvestment of dividends under the Plan will begin with the next succeeding dividend. The Company anticipates that the quarterly dividend record and payment dates will ordinarily occur on or about the following dates (although no assurance may be given that future dividends will be declared or paid):

Record Date	Payment Date
January 15	February 1
April 15	May 1
July 15	August 1
October 15	November 1

If an Authorization Card accompanied by an optional cash payment is received by the Administrator more than two business days prior to the next purchase date, the optional cash payment will be used to purchase shares of Common Stock on that purchase date. If an Authorization Card accompanied by an optional cash payment is received by the Administrator less than two business days prior to a purchase date, the optional cash payment will be used to purchase shares of Common Stock on the next purchase date.

Costs

8.	Are there any expenses to Participants in connection with purchases under the Plan?

Because the Common Stock purchased under the Plan are original issue shares purchased directly from the Company, Participants will incur no brokerage commissions or service charges for purchases made under the Plan.

Purchases

9.	How many shares of Common Stock will be purchased for Participants?

The number of shares purchased under the Plan for each Participant will depend on the amount of each Participant’s dividends and optional cash payments, and the market price of the Common Stock. Each Participant’s account will be credited with the number of shares, including fractions computed to four decimal places, equal to the total amount invested under the Plan by the Participant, divided by the applicable purchase price per share of the Common Stock.

10.	When and at what price will shares of Common Stock be purchased under the Plan?

Purchases of shares with reinvested dividends will be made as of each dividend payment date. Purchases of shares made with optional cash payments will be made on the first business day of every month. Optional cash payments must be received at least two business days prior to a purchase date to be used to purchase shares on that purchase date. Participants may obtain the return of any optional cash payment at any time up to two business days before a purchase date. No interest will be paid on any funds received under the Plan. The Company’s quarterly dividend payment dates will ordinarily occur on the first day of February, May, August, and November.

The prices of Common Stock purchased under the Plan with reinvested dividends will be 95% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the dividend payment date, as reported in The Wall Street Journal, or other authoritative source; provided, that no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $1.00 per share); and provided, however, that the Company may alter the discount at which shares may be purchased hereunder so as to range from 95% to 100% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market upon giving Participants not less than 30 days prior written notice thereof.

The prices of Common Stock purchased under the Plan with optional cash payments will be 100% of the average of the high and low sale prices of the Common Stock on The Nasdaq Stock Market on the five business days preceding the monthly purchase date, as reported in The Wall Street Journal, or other authoritative source, provided that no purchases shall be made in the event that this price is less than the par value of the Common Stock (presently $1.00 per share); provided, however, that the Company may, upon 30 days prior written notice to Participants, amend the Plan to permit a discount on shares purchased with optional cash payments or to eliminate optional cash payments.

11.	Will certificates be issued for shares of Common Stock purchased under the Plan?

Unless requested by a Participant, certificates for shares of Common Stock purchased under the Plan on behalf of a Participant will not be issued in a Participant’s name. Certificates for any number of whole shares credited to a Participant’s account under the Plan will be issued in the Participant’s name without charge upon receipt by the Administrator of a written request therefor from the Participant. Certificates representing fractional share interests will not be issued under any circumstances. (See Question 17.)

Optional Cash Payments

12.	How may optional cash payments be made?

Optional cash payments may be made only by Common Shareholders who are having dividends reinvested under the Plan. An optional cash payment may be made by enclosing a check or money order payable to “Registrar and Transfer Company, Agent” together with an Authorization Card or with an Optional Cash Payment Form provided at the bottom of a Plan account statement referred to in Question 14 below and mailing them to the Administrator. The deadline for receiving optional cash payments to be invested is 5:00 p.m., eastern time, on the second business day prior to each monthly purchase date.

13.	What are the limitations on making optional cash payments?

The same amount of money does not need to be sent each month, and a Participant is under no obligation to make an optional cash payment in any month. Any optional cash payments, however, must not be less than $25.00 per payment nor may such payments by any Participant aggregate more than $10,000.00 in any calendar month, subject to the right of the Company from time to time to change such amounts or to eliminate optional cash payments upon giving Participants in the Plan not less than 30 days prior written notice of the effective date of such change; provided, however, any such change shall not occur more often than once every three months.

Reports to Participants

14.	What reports will be sent to Participants?

As soon as practicable after each purchase made under the Plan on behalf of a Participant, the Participant will receive a statement showing the amount invested, the purchase price, the number of shares purchased, and other information regarding the status of the Participant’s account as of the date of such statement. Each Participant is responsible for retaining these statements in order to establish the cost basis of his shares purchased under the Plan for tax purposes.

Withdrawal of Shares in Plan Accounts

15.	How may a Participant withdraw shares purchased under the Plan?

A Participant may withdraw all or any portion of the whole shares of Common Stock held in the Participant’s account under the Plan by notifying the Administrator in writing to that effect. The notice should be sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. A certificate for the whole shares so withdrawn will be issued in the name of and mailed to the Participant. In no case will certificates for fractional share interests be issued. (See Question 17.)

Termination of Participation

16.	How may a Participant’s participation in the Plan be terminated?

A Participant may terminate participation in the Plan at any time by notifying the Administrator in writing to that effect; however, any notice of termination received by the Administrator between a dividend record date and payment date will not be effective insofar as that dividend is concerned. Any such termination notice should be sent to Registrar and

Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. The Company may also terminate a Participant’s participation in the Plan by giving written notice to that effect to a Participant at any time; however, if such notice is given between a dividend record date and payment date, such termination shall not be effective insofar as that dividend is concerned.

17.	What happens to the whole shares and any fractional share interest in a Participant’s account when a Participant’s participation in the Plan is terminated?

Upon termination of a Participant’s participation in the Plan, a certificate for the number of whole shares in the Participant’s account will be issued in the name of and mailed to the Participant. In lieu of issuing a certificate for any fractional share interest remaining in a terminated Participant’s account, the fractional share interest will be liquidated, and a check for the net proceeds resulting from such liquidation will be mailed to the Participant.

Upon termination of participation in the Plan, a Participant may send a written request to the Administrator that the whole shares in a Participant’s account be sold. The Administrator will make such a sale for the Participant’s account as soon as possible after processing the request for termination. The Participant will receive the proceeds, less any brokerage fees, from the sale of the whole shares, as well as the cash value of any fractional shares.

Other Information

18.	How does the Plan’s share safekeeping feature work?

At the time of enrollment in the Plan, or at any later time, Participants may use the Plan’s share safekeeping service to deposit any Common Stock certificates in their possession with the Administrator. Shares deposited will be transferred into the name of the Administrator or its nominee and credited to the Participant’s account under the Plan. Thereafter, such shares will be treated in the same manner as shares purchased through the Plan. By using the Plan’s share safekeeping service, Participants no longer bear the risk associated with loss, theft or destruction of share certificates.

Participants who wish to deposit their Common Stock certificates with the Administrator must mail their request and their certificates to the Administrator. The certificates should not be endorsed. It is recommended that Participants use registered, insured mail when mailing certificates to the Administrator.

19.	What happens to a Participant’s Plan account if all shares registered in the Participant’s name are transferred or sold?

If a Participant disposes of all shares of Common Stock registered in the Participant’s name on the shareholder records of the Company without terminating participation in the Plan, the Administrator will continue to reinvest dividends payable on the shares of Common Stock held in the Participant’s Plan account until such time as the Participant’s participation in the Plan is terminated. (See Question 16.)

20.	What happens if the Company has a Common Stock rights offering, stock dividend or stock split?

If the Company effects a Common Stock dividend or stock split, it will credit each Participant’s account with additional shares based on the number of shares that the Participant holds in the account on the record date for the dividend or split. If the Company grants its shareholders rights or warrants to purchase additional shares of Common Stock or other securities, then it will grant these rights or warrants to Participants based on the number of shares held in their accounts on the record date for the grant.

21.	How will a Participant’s Plan shares be voted at a meeting of shareholders?

If on the record date for a meeting of shareholders there are any whole shares credited to a Participant’s account under the Plan, such whole shares will be added to the shares registered in the Participant’s name on the shareholder records of the Company. The Participant will receive one proxy covering the total of such shares, which proxy will be voted as the Participant directs; or, if a Participant so elects, the Participant may vote all of such shares in person at the shareholders’ meeting.

22.	May a Participant transfer the ownership of the Shares in his Plan account?

If a Participant wishes to transfer the ownership of all or part of the Participant’s shares held under the Plan to another person, whether by gift, private sale, or otherwise, the Participant may effect such transfer by mailing an executed stock power to the Administrator. Transfers must be made in whole share amounts. Requests for transfer are subject to the same requirements as for transfer of Common Stock certificates generally, including the requirement of a medallion stamp guarantee on the stock power. Stock Power Forms are available from the Administrator.

Once shares in a Plan account are transferred, the transferee must obtain an Authorization Card from the Administrator to enroll the shares in the Plan. Transferred shares will not be automatically enrolled in the Plan. The transferee may send the Authorization Card to the Administrator at the same time as the transferor submits the Stock Power Form to effectuate the transfer.

23.	What are the federal income tax consequences of participation in the Plan?

Under the current provisions of the Internal Revenue Code of 1986, as amended, (the “Code”) the purchase of shares of Common Stock under the Plan will generally result in the following federal income tax consequences:

REINVESTED DIVIDENDS. In the case of reinvested dividends, because the Administrator will acquire shares for a Participant’s Plan account directly from the Company, the Participant must include in gross income a dividend amount equal to the number of shares purchased with the Participant’s reinvested dividends multiplied by the fair market value of the Common Stock on the relevant dividend payment date. The Participant’s basis in those shares will also equal the fair market value of the shares on the relevant dividend payment date.

OPTIONAL CASH PAYMENTS. The Participant’s basis in shares acquired with optional cash payments will be the price actually paid by the Participant for such shares. If, however, the Company were to modify the Plan to permit a discount on the purchase price of shares purchased with optional cash payments, the amount of the discount, as determined by the difference between the fair market value of the Common Stock received and the amount of cash paid for it, will be treated as a dividend for tax purposes.

ADDITIONAL INFORMATION. The holding period for the Plan Shares will begin the day after the date the shares are acquired. A Participant will not realize any taxable income when he or she receives certificates for whole shares credited to his or her account under the Plan, either upon a request for such certificates or upon termination of the Plan. However, a Participant who receives, upon withdrawal from or termination of the Plan, a cash payment for the sale of Plan Shares held for such Participant’s account under the Plan or for a fractional share then held in his or her Plan account will realize gain or loss measured by the difference between the amount of the cash received and the Participant’s basis in such shares or fractional share. If, as usually is the case, the Common Stock is a capital asset in the hands of a Participant, such gain will be short-term or long-term capital gain, depending upon whether the holding period for such shares is more or less than one year.

In general, the corporate dividends-received deduction has been reduced to 70% and may be further reduced. Corporate shareholders also should be aware that the Internal Revenue Code of 1986, as amended, limits the availability of the dividends-received deduction under various special rules, including the situation where a holder of stock incurs indebtedness directly attributable to such stock or fails to satisfy certain holding period requirements. Corporate shareholders who participate in the Plan should consult their own tax advisers to determine their eligibility for the dividends-received deduction.

The above is intended only as a general discussion of the current federal income tax consequences of participation in the Plan. Participants should consult their own tax advisers regarding the federal and state income tax consequences (including the effects of any changes in law) of their individual participation in the Plan.

24.	Will the shares purchased under the Plan be listed on The Nasdaq Stock Market?

The Company will take all steps necessary to seek approval of the shares for quotation on The Nasdaq Stock Market, subject to official notice of issuance. The Company shall give such notice to Nasdaq as may be required to permit the listing of the Common Stock issued in connection with the Plan.

25.	What are the responsibilities of the Company and the Administrator under the Plan?

Neither the Company nor the Administrator shall be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claims of liability (i) arising out of failure to terminate a Participant’s account upon such Participant’s death prior to receipt by the Administrator of notice in writing of such death, (ii) with respect to the price at, or terms upon which, shares of Common Stock may be purchased under the Plan or the times such purchases may be made, or (iii) with respect to any fluctuation in the market value of the Common Stock before, at or after the time any such purchases may be made, nor shall they have any duties, responsibilities or liabilities except such as are expressly set forth hereunder. The terms and conditions of the Plan shall be governed by the laws of the State of South Carolina.

26.	Who bears the risk of market fluctuations in the price of the Common Stock?

A Participant’s investment in shares held in a Plan account is no different than an investment in shares not held in a Plan account. Each Participant bears the risk of loss and the benefits of gain from market price changes with respect to all shares.

Neither the Company nor the Administrator can guarantee that shares purchased under the Plan will, at any particular time, be worth more or less than their purchase price. Each Participant should recognize that neither the Company nor the Administrator can provide any assurance of a profit or protection against loss on any shares purchased under the Plan.

27.	May the Plan be changed or discontinued?

The Company reserves the right to modify, suspend or terminate the Plan at any time. Participants will be notified of any such modification, suspension or termination.

28.	How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by the Company, and such determination shall be final.

29.	Who should be contacted with questions about the Plan?
The Administrator:	The South Financial Group Dividend Reinvestment Plan
c/o Registrar and Transfer Company
10 Commerce Drive
Cranford, New Jersey 07016-3572
1-800-368-5948 (between 9:00 a.m. and 5:00 p.m. eastern time)
Email: info@rtco.com

The Company:	The South Financial Group, Inc.
Investor Relations Department
P.O. Box 1029
Greenville, SC 29602
1-800-951-2699 ext. 54919 (between 9:00 a.m. and 5:00 p.m. eastern time)

USE OF PROCEEDS

We are unable to predict either the number of shares of Common Stock that will be sold pursuant to the Plan or the prices at which such shares will be sold. We will use the proceeds of this offering for general corporate purposes. The proceeds may either be used at the holding company level or contributed to our subsidiaries. Pending such use we will invest the proceeds in high-quality, short-term investments.

INDEMNIFICATION

We refer you to Chapter 8, Articles 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting indemnification of officers and directors of South Carolina corporations in connection with legal proceedings involving any of these persons because of being or having been an officer or director. These provisions generally set forth the instances and requirements with respect to indemnification of directors and officers by the corporation, provide for the advancement of expenses to be incurred in legal proceedings upon compliance with certain requirements, provide for mandatory indemnification by the corporation of directors and officers who are wholly successful in the defense of legal proceedings, and permit a corporation to purchase and maintain insurance on behalf of persons who are or were officers or directors. We maintain directors’ and officers’ liability insurance. We also refer you to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation’s articles or incorporation of the personal liability of a director for breach of the director’s fiduciary duty. In accordance with these provisions, the Amended and Restated Articles of Incorporation of the Company filed with the South Carolina Secretary of State on March 24, 2003 provide as follows:

A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws; (iii) imposed under Section 33-8-330 of the Act (improper distribution to shareholder); or (iv) for any transaction from which the director derived an improper personal benefit.

To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the provisions described above, we have been informed that in the SEC’s opinion this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

FINANCIAL STATEMENTS

The financial statements incorporated in this Prospectus and elsewhere in the related registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2005, have been audited by KPMG LLP, independent registered public accounting firm, as indicated in their report with respect thereto.

VALIDITY OF COMMON STOCK

The validity of the common stock offered hereby and certain other legal matters will be passed upon for us by William P. Crawford, Jr., Esq., the Company’s General Counsel.

No person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus and, if given or made, such other information or representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities other than the registered securities to which it relates or in any circumstances in which such offer or solicitation is unlawful.

COMMON STOCK DIVIDEND REINVESTMENT PLAN ________________ PROSPECTUS ________________ September 25, 2006

TABLE OF CONTENTS

WHERE YOU CAN FIND
MORE INFORMATION                                    2

INCORPORATION BY REFERENCE               2

FORWARD LOOKING STATEMENTS          2

SUMMARY                                                         4

RISK FACTORS                                                  4

DESCRIPTION OF THE PLAN                         6

USE OF PROCEEDS                                          12

INDEMNIFICATION                                        13

FINANCIAL STATEMENTS                          13

VALIDITY OF COMMON STOCK                13

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee Printing expenses (estimated) Legal fees and professional expenses (estimated) Miscellaneous (estimated) TOTAL	$ 697.64 5,000.00 5,000.00 5,000.00 $ 15,697.64

Item 15. Indemnification of Directors and Officers

Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. The Company’s Bylaws provide (i) that the Corporation shall indemnify any individual made a party to a proceeding because he is or was a Director of the Corporation against liability incurred in the proceeding to the fullest extent permitted by law, and (ii) that the Corporation shall pay for or reimburse the reasonable expenses incurred by a Director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. The Company has entered into indemnification agreements with each of its Directors, which generally make the above-referenced Bylaws provisions the basis of a contract between the Company and each director.

Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director. The Company maintains directors’ and officers’ liability insurance.

Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation’s articles of incorporation of the personal liability of a director for breach of the director’s fiduciary duty. Reference is made to the Company’s Amended and Restated Articles of Incorporation filed with the South Carolina Secretary of State on March 24, 2003 which state: “A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit.”

Item 16. Exhibits

Exhibit

5.1	Opinion of William P. Crawford, Jr., Esquire, regarding legality of shares of The South Financial Group, Inc.
23.1	Consent of KPMG LLP.
23.2	Consent of William P. Crawford, Jr., Esquire: Contained in Exhibit 5.1.
24.1	The Power of Attorney: Contained on the signature page of this Registration Statement.
99.1	Summary Fact Sheet with respect to Common Stock Dividend Reinvestment Plan

Item 17. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual reports pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 22nd day of September, 2006.

THE SOUTH FINANCIAL GROUP, INC.

By:	/s/ Timothy K. Schools
Timothy K. Schools, Executive Vice President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints William P. Crawford, Jr. and Timothy K. Schools, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement and to file the same, with all exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Mack I. Whittle	Chairman of the Board, President, CEO	September 25, 2006
Mack I. Whittle, Jr.	and Director (Principal Executive Officer)

/s/ Timothy K. Schools	Executive Vice President	September 25, 2006
Timothy K. Schools	(Principal Accounting and Financial Officer)

/s/ William P. Brant	Director	September 25, 2006

William P. Brant

/s/ J. W. Davis	Director	September 25, 2006
J. W. Davis

/s/ C. Claymon Grimes, Jr.	Director	September 25, 2006

C. Claymon Grimes, Jr.

/s/ M. Dexter Hagy	Director	September 25, 2006

M. Dexter Hagy

/s/ William S. Hummers III	Director	September 25, 2006
William S. Hummers III

/s/ Challis M. Lowe	Director	September 25, 2006

Challis M. Lowe

_______________________	Director

Darla D. Moore

_______________________	Director

H. Earle Russell, Jr.

/s/ Jon W. Pritchett	Director	September 25, 2006

Jon W. Pritchett

/s/ Charles B. Schooler	Director	September 25, 2006

Charles B. Schooler

_______________________	Director

Edward J. Sebastian

/s/ John C. B. Smith, Jr.	Director	September 25, 2006

John C. B. Smith, Jr.

/s/ William R. Timmons, III	Director	September 25, 2006

William R. Timmons, III

/s/ Samuel H. Vickers	Director	September 25, 2006

Samuel H. Vickers

/s/ David C. Wakefield III	Director	September 25, 2006

David C. Wakefield III

                                      INDEX TO EXHIBITS CONTAINED HEREIN

Exhibit

5.1	Opinion of William P. Crawford, Jr. regarding legality of shares of The South Financial Group, Inc.
23.1	Consent of KPMG LLP.
23.2	Consent of William P. Crawford, Jr.: Contained in Exhibit 5.1.
24.1	The Power of Attorney: Contained on the signature page of this Registration Statement.
99.1	Summary Fact Sheet with respect to Common Stock Dividend Reinvestment Plan

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